Exhibit 99.1

Eiger BioPharmaceuticals Reports Fourth Quarter and Full Year 2017 Financial Results

•	Hepatitis Delta Virus Program Moving into Phase 3 in 2018

•	Phase 2 Clinical Results Planned from Three Pipeline Programs in 2018

•	Cash Runway Extends Through Mid-2019

PALO ALTO, Calif., March 12, 2018 — Eiger BioPharmaceuticals, Inc. (Nasdaq:EIGR), focused on the development and commercialization of targeted therapies for rare diseases, announced today financial results for the three months and year ended December 31, 2017 and provided a business update.

“We met with the FDA in February to discuss development plans for our lead program in HDV. The meeting was very positive and the Agency agreed that our HDV program can advance forward into Phase 3 development with a single, registration trial. We expect to receive written minutes from the Agency shortly and plan to communicate further details on our development plans during the second quarter of 2018,” said David Cory, President and CEO. “In addition, we expect to report Phase 2 results from all three pipeline programs in the second half of 2018.”

Key Achievements

Hepatitis D Virus (HDV) Program

Lonafarnib in HDV

•	Positive Phase 2 LOWR HDV (LOnafarnib With Ritonavir in HDV) Program presentations at The International Liver Congress™ (EASL 2017)

◾	Positive face to face FDA meeting held on February 14, 2018

Lambda in HDV

•	Positive Phase 2 interim data from LIMT HDV (Lambda Interferon Monotherapy Trial in HDV) reported at American Association for the Study of Liver Diseases (AASLD 2017) meeting

•	Orphan Drug Designation granted by FDA

•	Fast Track Designation granted by FDA

Exendin 9-39 in PBH

•	Positive Phase 2 MAD data at American Diabetes Association (ADA 2017) meeting

•	Phase 1 PK study successfully completed with novel liquid formulation

•	Phase 2 PREVENT (28-day) study initiation

Ubenimex in Lymphedema

•	Phase 2 ULTRA study enrollment completed; N=54

Corporate Activity

•	David Apelian, MD, PhD, MBA, pharma industry veteran, appointed to Board

•	Evan Loh, MD, pharma industry veteran, appointed to Board

•	Financing completed in October 2017 raising $19.8 million in net proceeds

•	Eldon Mayer III, pharma industry veteran, appointed to Board

•	David Apelian joined Eiger as COO and Executive Medical Officer

Anticipated 2018 Milestones

•	Lonafarnib in HDV: Initiation of Phase 3 Program

•	Lambda in HDV: Dosing completion in LIMT study

•	Exendin 9-39 in PBH: Phase 2 PREVENT study completion

•	Ubenimex in Lymphedema: Phase 2 ULTRA study completion

Fourth Quarter and Full Year 2017 Financial Results

Net loss for the fourth quarter of 2017 was $10.9 million, or $1.11 per share basic and diluted, compared to a net loss of $12.8 million, or $1.53 per share basic and diluted for the fourth quarter of 2016. Net losses were $42.4 million and $47.1 million for the years ended December 31, 2017 and 2016, respectively, or $4.86 and $7.84 per share basic and diluted, respectively.

Research and development expenses for the fourth quarter of 2017 were $7.8 million compared to $9.4 million for the fourth quarter of 2016, a decrease of $1.6 million. The decrease was primarily due to a $0.9 million reduction in clinical and drug supply expenditures and a $0.8 million reduction headcount related costs. R&D expenses were $29.5 million and $33.0 million for the years ended December 31, 2017 and December 31, 2016, respectively.

General and administrative expenses for the fourth quarter of 2017 were $2.8 million compared to $3.5 million for the fourth quarter of 2016, a decrease of $0.7 million. The decrease was primarily due a $0.4 million decrease in stock-based compensation expense. G&A expenses for the years ended December 31, 2017 and December 31, 2016 were $12.0 million and $13.1 million, respectively.

As of December 31, 2017, Eiger had cash, cash equivalents and short-term marketable securities of $41.8 million, compared to $59.9 million at December 31, 2016.

On October 31, 2017, Eiger announced the closing of its underwritten public offering of 2,132,961 shares of its common stock that included the exercise in full of the underwriter’s option to purchase up to 278,212 shares, at a price of $10.00 per share. The offering was made under Eiger’s effective shelf registration statement and resulted in net proceeds to the company of approximately $19.8 million, after deducting underwriting discounts and commissions and estimated offering expenses.

About Eiger

Eiger is a clinical-stage biopharmaceutical company focused on the development and commercialization of targeted therapies for rare diseases. We are committed to translational innovation and the development of well-characterized drugs acting on newly identified or novel targets. Our mission is to systematically reduce the time and cost of the drug development process to more rapidly deliver important medicines to patients with rare diseases. Our lead program in Hepatitis Delta Virus (HDV) infection, is moving into Phase 3 with a single, pivotal trial planned to initiate by the end of the year. For additional information about Eiger and its clinical programs, please visit www.eigerbio.com.

Note Regarding Forward-Looking Statements

This press release contains “forward-looking” statements that involve substantial risks and uncertainties. All statements other than statements of historical facts, including statements regarding our future financial condition, timing for and outcomes of clinical results, business strategy and plans and objectives for future operations, are forward looking statements. These forward-looking statements include terminology such as “believe,” “will,” “may,” “estimate,” “continue,” “anticipate,” “contemplate,” “intend,” “target,” “project,” “should,” “plan,” “expect,” “predict,” “could,” “potentially” or the negative of these terms. Forward looking statements are our current statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned clinical development, the timing of and our ability to initiate or enroll clinical trials, and our ability to make regulatory filings and obtain and maintain regulatory approvals for lonafarnib, ubenimex, PEG IFN lambda, exendin 9-39 and our other product candidates, our intellectual property position, the potential safety, efficacy, reimbursement, convenience clinical and pharmaco-economic benefits of our product candidates, commercial opportunities, including potential market sizes and segments, our ability to commercialize, expectations regarding clinical trial data and FDA outcomes, including whether we will be able to reach agreement on a single pivotal study for lonafarnib and the nature and scope of any such study to support approval, our results of operations, cash needs, financial condition, liquidity, prospects, growth and strategies, the industry in which we operate and the trends that may affect the industry or us.

Various important factors could cause actual results or events to differ materially from the forward-looking statements that Eiger makes, including the risks described in the “Risk Factors” sections in the Annual Report on Form 10-K for the year ended December 31, 2017 and Eiger’s periodic reports filed with the SEC. Eiger does not assume any obligation to update any forward-looking statements, except as required by law.

SOURCE: Eiger BioPharmaceuticals, Inc.

Investors: Jim Welch

Phone: 650-279-9845

Email: jwelch@eigerbio.com

			Three Months Ended		Year Ended
			December 31,		December 31,
			2017	2016	2017	2016
Operating expenses:
	Research and development		$7,779	$9,377	$29,519	$33,014
	General and administrative		2,806	3,532	12,001	13,106

		Total operating expenses	10,585	12,909	41,520	46,120

Loss from operations			(10,585)	(12,909)	(41,520)	(46,120)
Interest expense			(395)	(5)	(1,524)	(690)
Interest income			89	89	410	97
Other expense, net			(2)	57	186	(374)

Net loss			$(10,893)	$(12,768)	$(42,448)	$(47,087)

Net loss per common share:
	Basic and diluted		$(1.11)	$(1.53)	$(4.86)	$(7.84)

Shares used to compute net loss per common share:
	Basic and diluted		9,799,328	8,356,659	8,727,935	6,007,027

Eiger BioPharmaceuticals Inc.

Selected Balance Sheets Financial Data

(in thousands)

(unaudited)

		December 31,	December 31,
		2017	2016
Balance Sheet Data:
	Cash, cash equivalents and investments	$41,779	$59,936
	Working capital	35,222	55,229
	Total assets	42,882	60,736
	Total stockholders’ equity	22,522	40,721